UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 9, 2022 (March 3, 2022)

Silver bull resources, inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Dunsmuir Street, Suite 1610 Vancouver, BC		V7Y 1K4
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	604-687-5800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2022, John McClintock resigned from the board of directors (the “Board”) of Silver Bull Resources, Inc. (“Silver Bull” or the “Company”). Mr. McClintock’s resignation was not the result of any disagreement or concern relating to the Company’s operations, policies or practices.

Also on March 3, 2022, the Board appointed David Underwood as a director of the Company. There are no family relationships between Mr. Underwood and any director or executive officer of the Company, and there are no transactions between Mr. Underwood and the Company that require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Underwood is expected to enter into the Company’s standard form of director indemnification agreement. The Board appointed Mr. Underwood to serve on each of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee of the Board.

In connection with his appointment as a director of the Company, Mr. Underwood was awarded options to purchase 150,000 shares of Silver Bull common stock. The stock options have a term of five years and an exercise price of C$0.32 per share. One-third of the stock options vest on each of the grant date, and the first and second anniversaries of the grant date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Bull resources, inc.

Date: March 9, 2022	By:	/s/ Christopher Richards
	Name:	Christopher Richards
	Title:	Chief Financial Officer

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